Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Reports Financial Results for Third Quarter of 2006

—Revenue growth of 110% over Q3 2005 reflects ANTARA® acquisition—

— Conference call with senior management scheduled for 8:30 AM ET today —

Waltham, Mass., November 9, 2006 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the third quarter of 2006. The Company recorded total revenue of $12.4 million for the three months ended September 30, 2006 compared to $5.9 million for the three months ended September 30, 2005. Total revenues for the third quarter of 2006 included $4.3 million from ANTARA® (fenofibrate) capsules, $4.0 million in revenues related to FACTIVE® (gemifloxacin mesylate) tablets, $3.5 million in revenue from the Company’s recently concluded co-promotion partnership and a modest milestone payment from Pfizer S.A. de C.V. (Pfizer Mexico).

“Our strategic acquisition of ANTARA in late August is already having a significant positive impact on our revenues. The $4.3 million in ANTARA revenues represent approximately six weeks of sales. Our sales force began promotion of ANTARA during the last week of August and has already generated positive early momentum with prescription trends,” stated Steven M. Rauscher, President and Chief Executive Officer. “During the third quarter, we accomplished several important milestones for FACTIVE. We sublicensed the rights to FACTIVE in Canada to Abbott Canada, and Pfizer Mexico received approval for three indications and launched FACTIVE to physicians in Mexico. In the U.S., we received an approvable letter from the FDA for the five-day treatment of community-acquired pneumonia and recently responded to FDA requests for additional information.”

For the third quarter ended September 30, 2006, the Company reported a net loss of ($20,657,000), or ($0.20) per basic and diluted share, which included $2.7 million in non-cash charges reflecting amortization of intangibles related to FACTIVE and ANTARA and stock-based compensation. This compares to a net loss of ($21,903,000), or ($0.29) per basic and diluted share, for the third quarter of 2005 which included $1.2 million in non-cash amortization charges. Per share calculations reflect an increase in the number of shares outstanding. Excluding the $12.4 million in cash used toward the acquisition of ANTARA, cash utilization during the third quarter was $16.3 million. The Company’s total cash, restricted cash and investments balance at September 30, 2006 was approximately $52 million.

Selling, marketing, general and administrative expenses were $21.6 million in the third quarter of 2006, related to the commercialization of FACTIVE and ANTARA, and include approximately $1.0 million in non-cash stock based compensation. This compares to $22.0 million in selling, marketing, general and administrative expenses in the third quarter of 2005. Research and development expenses for the third quarter of 2006 increased from the prior year, reflecting activities related to the FACTIVE sNDA filings. Also in the third quarter of 2006, the Company recorded a $1.4 million gain on disposition of investments related to the sale of Agencourt Personal Genomics.

For the nine months ended September 30, 2006, Oscient recorded total revenue of $27.9 million, including $15.9 million in FACTIVE revenue, $4.3 million in ANTARA revenue and $7.7 million related to the

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Q3 Financial Results

November 9, 2006

Company’s recently concluded co-promotion agreement and other revenue. For the first nine months of 2005, the Company recorded $12.5 million in FACTIVE revenue and $1.5 million in co-promotion revenue. For the nine months ended September 30, 2006, the Company reported a net loss of ($63,786,000), or ($0.70) per basic and diluted share. This compares to a net loss of ($71,483,000), or ($0.94) per basic and diluted share, for the first nine months of 2005. Included in the 2006 and 2005 results are approximately $7.2 million and $4.6 million, respectively, in non-cash charges primarily related to amortization of intangibles and stock-based compensation expenses.

ANTARA® 130 mg (fenofibrate) Capsules

ANTARA is indicated as an adjunct treatment for hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet and is part of the $1 billion fenofibrate market. Oscient made a payment of $78 million to Reliant Pharmaceuticals for U.S. rights to ANTARA, plus a purchase of approximately $4 million in existing inventory. Oscient Pharmaceuticals also entered into an agreement with Paul Capital Partners’ Paul Royalty Fund II, LP (Paul Royalty) a leading, international healthcare investment fund, to provide $70 million of financing for this product acquisition.

ANTARA Highlights

•	Acquisition closing: On August 18, 2006, Oscient closed the acquisition of U.S. rights to the cardiovascular product ANTARA 130 mg from Reliant. The Oscient sales force began promoting ANTARA to physicians in the last week of August.

•	Prescriptions: During the third quarter of 2006, 106,100 prescriptions for ANTARA were dispensed, an increase of 2% over the 104,200 prescriptions dispensed in the second quarter of 2006. Subsequent to the Company’s acquisition of ANTARA in late August 2006, over 83,500 prescriptions for ANTARA had been filled through the week-ended October 27, 2006. During this same period, the four-week rolling average of total prescriptions increased from 8,153 to 8,518.

•	Market share: During the latest four-week period available, ANTARA obtained an average of approximately 3.6% market share of total prescriptions among fenofibrate products. Among new prescriptions, ANTARA market share for the most recent week was 4.5%, up from 4.0% prior to the commencement of Oscient selling efforts.

FACTIVE Highlights

•	Prescription Growth: During the third quarter, approximately 49,500 prescriptions for FACTIVE were written, representing a 40% increase over the 35,400 prescriptions written in the third quarter of 2005. During the first nine months of 2006, more than 240,100 prescriptions for FACTIVE were written, compared to 138,000 prescriptions in the first nine months of 2005. Since launch, approximately 482,100 scripts have been written through October 27, 2006.

•	Physician Acceptance: At the end of the third quarter, over 25,500 physicians had prescribed FACTIVE since launch, nearly a 71% increase over the nearly 15,000 prescribing physicians at the end of the third quarter of 2005.

•	Market Share: Comparing prescribing patterns of physicians who have written a prescription for FACTIVE since launch, using the most recent available data, FACTIVE attained approximately a 6% share of prescriptions among fluoroquinolones used for respiratory tract infections. Among all prescriptions for fluoroquinolones used to treat respiratory tract infections, FACTIVE obtained nearly a 2% market share.

•	Five-Day Indication for Community-Acquired Pneumonia (CAP): During the third quarter, the Company received an approvable letter from the Food and Drug Administration (FDA) for the supplemental New Drug Application (sNDA) seeking approval for the five-day treatment of CAP of mild to moderate severity with FACTIVE. According to the letter, the Company was asked to provide clarification and additional interpretation regarding certain data included in the application to assist the FDA in its evaluation. The Company has submitted its response and is awaiting a reply from the FDA regarding the completeness of the response and review timeline.

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November 9, 2006

•	Acute Bacterial Sinusitis (ABS): On September 12, 2006 the FDA Anti-Infective Drugs Advisory Committee voted that the data from the non-inferiority clinical trials of FACTIVE did not demonstrate efficacy for the treatment of ABS. As a result of this vote and a recent FDA decision on another antibiotic NDA for ABS, the Company now believes that superiority clinical trials vs. placebo will be required to demonstrate efficacy for FACTIVE in the ABS indication. Accordingly, the Company has withdrawn its sNDA for the approval of FACTIVE for ABS.

•	Mexico: During the third quarter, FACTIVE was launched by Pfizer Mexico, the largest pharmaceutical company in Mexico. Pfizer Mexico is promoting FACTIVE-5 in Mexico for the five-day treatment of acute bacterial exacerbations of chronic bronchitis (AECB), ABS and CAP. Pfizer Mexico, which sublicensed the rights to develop and commercialize FACTIVE in Mexico in February of this year, gained regulatory approval from the Ministry of Health in Mexico in August. Oscient receives royalties on sales of FACTIVE-5 in Mexico.

•	Canada: On August 10, 2006, the Company announced that it had granted the commercialization rights to FACTIVE tablets in Canada to Abbott Canada, the Canadian affiliate of Abbott. In exchange for those rights, Abbott Canada has agreed to a transfer price on product purchases and to make payments to Oscient upon achievement of certain regulatory and sales milestones. FACTIVE is currently approved in Canada for the five-day treatment of AECB and Abbott Canada plans to launch FACTIVE for the treatment of AECB in the coming months.

About Oscient Pharmaceuticals Oscient Pharmaceuticals Corporation is a commercial-stage biopharmaceutical company marketing two FDA-approved products with its national primary care sales force. ANTARA® 130 mg (fenofibrate) capsules is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA, please see the full prescribing information available at www.antararx.com. For important information regarding the safety and use of FACTIVE, please see the full prescribing information available at www.factive.com.

Forward-Looking Statement

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to expected commercialization of ANTARA by the Company’s sales force and the continued growth of the brand. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (i) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (ii) our ability to integrate ANTARA into our business; (iii) whether we will be able to expand the indications for which FACTIVE is approved; (iv) the delay or inability to find sublicensing partners for FACTIVE or to negotiate favorable licensing terms; (v) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; and (vi) delays by the FDA. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading

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“Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2006 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

Slides accompanying today’s call are available in the Investor Relations section of the Company’s website.

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available two hours after the conclusion of the call until November 16, 2006. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 9769048. A replay of the webcast will also be available on the Company’s website.

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Q3 Financial Results

November 9, 2006

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
Revenues:
Product revenue, net	$8,308	$4,778	$20,176	$12,495
Co-promotion revenue	3,474	1,161	6,890	1,531
Other revenue	580	2	822	96

Total revenues	12,362	5,941	27,888	14,122
Costs and expenses[1]:
Cost of product revenue	6,573	2,018	11,808	6,391
Research and development	4,281	2,814	10,415	13,009
Selling and marketing	17,215	19,460	54,897	57,278
General and administrative	4,379	2,524	11,781	10,150

Total costs and expenses	32,448	26,816	88,901	86,828

Loss from operations	(20,086)	(20,875)	(61,013)	(72,706)

Other income (expense):
Interest income	842	876	2,439	2,628
Interest expense	(2,807)	(2,055)	(6,889)	(6,196)
Gain (loss) on sale of fixed assets	(1)	8	2	51
Gain on disposition of investment / other income	1,395	143	1,675	4,705

Net other income (expense)	(571)	(1,028)	2,773	1,188

Net loss before discontinued operations	(20,657)	(21,903)	(63,786)	(71,518)
Income from discontinued operations	—	—	—	35

Net loss	$(20,657)	$(21,903)	$(63,786)	$(71,483)

Basic/diluted net loss per common share	$(0.20)	$(0.29)	$(0.70)	$(0.94)
Basic/diluted weighted average common shares outstanding	101,936,456	76,758,917	91,201,349	76,340,551

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands) (unaudited)

	Sept. 30, 2006	December 31, 2005
Cash, cash equivalents, marketable securities and restricted cash	$52,035	$80,044
Total assets	287,659	241,095
Long-term liabilities	249,836	191,289
Shareholders’ equity	11,767	28,101

[1]	The 2006 results reflect $1,020,000 and $3,110,000 related to stock-based compensation associated with the adoption of FASB Statement No. 123(R) for the three and nine month periods ended September 30, 2006, respectively; the 2005 results reflect $6,000 and $999,000 for the three and nine month period ended September 30, 2005, respectively, which was related to stock-based compensation associated with the assumptions of stock options in connection with the merger completed with GeneSoft Pharmaceuticals in 2004.